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                                                                EXHIBIT 10.9

                         REVOLVING LOAN NOTE

MAXIMUM LOAN:                                                   JULY 20, 1998
   $1,500,000                                                   Memphis, TN

     FOR VALUE RECEIVED, the undersigned promises to pay to the order of THE RESTAURANT COMPANY the principal amount of the lesser of (a) $1,500,000 or
(b) if less, the aggregate unpaid principal amount advanced to the undersigned pursuant to this note, together with interest on all unpaid principal and accrued but unpaid interest, at an annual rate of interest equal to the "Prime Rate" as quoted from time to time under "Money Rates" in the Wall Street Journal.

     Interest shall accrue annually in arrears and be payable on December 31 of each year until maturity. Principal and accrued but unpaid interest shall be due and payable on the earlier of (a) December 31, 2001, (b) within six months of the date that the common stock owned by the undersigned of The Restaurant Company, or any successor thereto, becomes freely transferable on any national securities exchange or equivalent trading system, or (c) within six months of the sale in a private transaction by the undersigned of such stock resulting in gross proceeds of at least $7,500,000.

     The undersigned waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this note.

     This note and the obligations of the undersigned shall be governed and construed in accordance with the laws of the State of Tennessee.



                                       /s/ DONALD N. SMITH
                                       --------------------------------
                                       Donald N. Smith